Exhibit 99.1

xG Technology, Inc. Announces Purchase Agreements for up to $16.0 Million
with Lincoln Park Capital Fund, LLC

Sarasota, Florida—September 24, 2014—xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of wireless communications and spectrum sharing technologies announced today the execution of two stock purchase agreements for up to $16.0 million with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.

Under the purchase agreement dated September 22, 2014, xG sold $1.0 million dollars worth of its common stock to LPC at a price of $2.00 per share, pursuant to the Company’s current shelf registration statement.

Commenting on the announcement, George Schmitt, Executive Chairman of the Board of xG Technology, said, “We are pleased that LPC has shown, by way of this agreement, strong confidence in the capabilities of our technology, our management team and our business plan. This agreement will assist us in the event we require additional capital to execute our strategic objectives. They have been an important part of xG since we became a US reporting company.” He continued, “We look forward to continuing what is already a productive long term relationship between xG and LPC as a valued partner in the fulfillment of the considerable opportunities that lay before us.”

In addition, on September 19, 2014 xG entered into a $15.0 million common stock purchase agreement with LPC. Under the terms of this purchase agreement and related registration rights agreement, XG has agreed to file with the Securities and Exchange Commission (the "SEC") a registration statement covering the shares that may be issued to LPC under the purchase agreement. Sales under the purchase agreement may take place over the 24-month period after the registration statement is declared effective by the SEC.

XG will control the timing and amount of any sales to LPC. LPC has no right to require XG to make sales, but is obligated to make purchases, if and when XG directs in accordance with the purchase agreement. There are no upper limits to the price per share that LPC could be obligated to pay for the shares that it purchases. The purchase price for the shares will be based on the prevailing market prices of the shares immediately preceding a notice of sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of XG's shares of common stock. In consideration for entering into the purchase agreement, XG has issued shares of common stock to LPC as a commitment fee. The purchase agreement may be terminated by XG at any time, at its sole discretion, without any monetary cost.

Additional details regarding the financings are included in a Current Report on Form 8-K filed on September 24, 2014 by xG with the Securities and Exchange Commission.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About xG Technology

xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company has created xMax, a patented all-IP cognitive radio technology that enables robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access. xG’s goal is to help wireless broadband networks deliver voice, video and data services to fixed and mobile users. The xMax cognitive radio system incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment. xG offers solutions for numerous industries worldwide, including urban and rural wireless broadband, utilities, defense, emergency response and public safety.

Based in Sarasota, Florida, xG has 60 U.S. and over 130 international patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

About Lincoln Park Capital Fund, LLC ("LPC")

LPC is an institutional investor headquartered in Chicago, Illinois. LPC's experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC's investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital, offering companies certainty, flexibility and consistency.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777